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                                                                 Exhibit (a)(12)

                                                           For Immediate Release

LOCKHEED MARTIN EXTENDS
COMSAT TENDER OFFER
UNTIL MARCH 4, 1999

BETHESDA, Maryland, January 7, 1999 -- Lockheed Martin Corporation (NYSE:LMT) said today that its wholly owned subsidiary, Regulus, LLC, is extending its offer to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock of COMSAT Corporation (NYSE:CQ) at a price of $45.50 per share, net to the seller in cash, until 12:00 midnight, New York City time, on Thursday, March 4, 1999.

The offer previously had been scheduled to expire on January 14, 1999. The terms of the extended offer otherwise remain the same as those of the original offer as set forth in the offering materials filed with the Securities & Exchange Commission on September 25, 1998. The offer is being extended because certain required regulatory and shareholder approvals are yet to be obtained.

As explained in the offering materials, it is expected that a significant period of time will elapse between the commencement and consummation of the offer because of the regulatory approvals required in order to satisfy the conditions of the offer. Therefore, the tender offer expiration date may be extended additional times while such approvals are sought. In addition, in view of the need for U.S. congressional legislation relating to the amendment or repeal of the Satellite Act, and for additional regulatory approvals as conditions to the consummation of the merger, there may be a further significant period of time between the purchase of shares pursuant to the offer and the consummation of the merger.
                                     -more-

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There can be no assurance that any such regulatory approvals will be obtained or that any such legislation will be enacted, and if obtained and enacted, there can be no assurance as to the date such approval and enactment will occur.

According to First Chicago Trust Company of New York, the depositary for the offer, as of the close of business on January 6, 1999, 9,912,098 shares of COMSAT Corporation common stock had been validly tendered and not withdrawn pursuant to the offer. None of these shares were tendered pursuant to notices of guaranteed delivery.

The Information Agent for the offer is Morrow & Co., Inc., and questions about the tender offer may be addressed to it at 1/800-566-9061. The Dealer Manager is Bear, Stearns & Co., Inc., and questions may be addressed to it at 1-877/762-5237.

The proposed Lockheed Martin/COMSAT strategic combination was announced September 20, 1998. Upon completion of the transaction, COMSAT will become an integral element of Lockheed Martin Global Telecommunications, a wholly owned subsidiary formed to provide global telecommunications services to corporate and government customers worldwide.

                                     # # #

CONTACT: Charles Manor, Lockheed Martin Global Communications, 301/581-2720
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NOTE: Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including the effects of government budgets and requirements, economic conditions, competitive environment, timing of awards and contracts; the outcome of contingencies including litigation and environmental remediation, and program performance in addition to other factors not listed. See in this regard, the Corporation's filings with the Securities & Exchange Commission. The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this press release or the occurrence of anticipated events.

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